[AXA Logo]


                               PRESS RELEASE

                                                   Paris, August 30th, 2000




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           AXA FINANCIAL SELLS DONALDSON, LUFKIN & JENRETTE (DLJ)

        AXA STRENGTHENS ITS POSITION IN FINANCIAL PROTECTION IN THE
            US MARKET THROUGH AN OFFER TO BUY OUT THE MINORITY
                       SHAREHOLDING IN AXA FINANCIAL

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Axa Financial sells DLJ
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AXA Financial, which holds 71% of investment bank Donaldson, Lufkin &
Jenrette (DLJ), announces that an agreement has been reached with Credit Suisse Group on a proposal under which Credit Suisse Group would acquire DLJ.

The sale price of the disposal amounts to $ 90 for each DLJ share. AXA Financial will receive $ 8.1 billion (Euro 9.0 billion) : $ 5.7 billion (Euro 6.3 billion) in Credit Suisse Group shares and $ 2.4 billion (Euro
2.7 billion) in cash.

DLJ has had a strong track record during the past ten years, from which AXA Financial and AXA have benefited.

Given the evolution of its business, it appears today that the best way for DLJ to pursue its development is to partner with a large banking group, which has a major investment banking business, Credit Suisse Group.


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The transaction will allow AXA to :
o focus AXA Financial on the core Group business - financial protection (insurance and asset management),
o    increase its financial flexibility.


AXA launches an offer to buy out of the minority interests in AXA Financial
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AXA also announces that it has made an offer to acquire the minority shareholders' interests in its subsidiary AXA Financial, in which it holds today a 60.3% interest.




Under this proposal, the minority shareholders of AXA Financial would receive, for each AXA Financial common share, $ 32.10 in cash and 0.271 AXA American Depositary Share (ADS), which corresponds to $ 53.50 per AXA Financial common share at the closing price of the AXA ADR on August 29th, 2000.

This offer is based on the successful completion of the sale of DLJ to Credit Suisse Group. It will be submitted to a special committee of independent directors of AXA Financial.

The acquisition of the minority interests in AXA Financial would allow the AXA Group to :

o increase the proportion of its earnings coming from the US life insurance and asset management,
o    develop synergies within the Group,
o take full benefit of the future profits emerging from AXA Financial, be in a position to better seize external growth opportunities on the US market.

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  This press release is available on the AXA Group web site: www.axa.com



MEDIA RELATIONS:                        INVESTOR RELATIONS:
---------------                         ------------------

Christophe DUFRAUX : 33.1.40.75.46.74   Jad ARISS : 33.1.40.75.47.45
Emmanuelle ISNARD: 33.1.40.75.47.22     Marie-Flore BACHELIER : 33.1.40.75.49.45
                                        Anne-Karin DURANTE : 33.1.40.75.57.91


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Important Legal Information

This press release contains forward-looking statements. While these forward-looking statements represent our judgments and future expectations, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to, the risk that AXA and AXA Financial will not enter into the proposed transaction or any other transaction; the costs related to this proposed transaction; the risk that anticipated synergies will not be obtained or not obtained within the time anticipated; and other key factors that we have indicated that could adversely affect our businesses and financial performance contained in our past and future filings and reports, including those with the U.S. Securities and Exchange Commission (the "SEC"). Neither AXA Financial nor AXA is under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

The structure of the proposed transaction between AXA and AXA Financial has not yet been agreed. If the agreed structure of the transaction requires the solicitation of proxies, AXA and AXA Financial will file a proxy statement/prospectus and other relevant documents concerning the business combination with the SEC. If the agreed structure of the proposed transaction involves a tender offer, then the complete details of AXA's registered exchange offer will be set forth in an exchange offer registration statement and other appropriate filings to be made with the SEC. We urge investors to read the proxy statement/prospectus, the exchange offer registration statement and any other relevant documents that may be filed with the SEC because they will contain important information.

If proxies are solicited from the AXA Financial stockholders, AXA Financial and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of AXA Financial in favor of the merger. The directors and executive officers of AXA Financial include the following: Claude Bebear, Henri De Castries, Edward
D. Miller, Michael Hegarty, John S. Chalsty, Francoise Colloc'h, Claus-Michel Dill, Joseph L. Dionne, Jean-Rene Fourtou, Donald J. Greene, Anthony J. Hamilton, John T. Hartley, John H. F. Haskell, Jr., Nina Henderson, W. Edwin Jarmain, Didier Pineau-Valencienne, George J. Sella, Jr., Peter J. Tobin, Dave H. Williams, Stanley B. Tulin, Jose S. Suquet and Robert E. Garber. Collectively, as of March 1, 2000, the directors and executive officers of AXA Financial may be deemed to beneficially own less than 1% of the outstanding shares of AXA Financial common stock. Security holders of AXA Financial may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus when and if it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Investors will be able to obtain any documents filed with the SEC relating to a proxy solicitation free of charge at the SEC's website, www.sec.gov., and any documents (excluding exhibits) filed with the SEC relating to an exchange offer from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, Telephone: (202) 942-8090, Fax: (202)
628-9001, Email: publicinfo@sec.gov. In addition, documents filed with the SEC by AXA will be available free of charge from the General Counsel, AXA, 21 Avenue Matignon, 75008 Paris, Telephone No.: 011-33-1-40-75-72-00.
Documents filed with the SEC by AXA Financial will be available free of charge from Financial Communications, AXA Financial, Inc., 1290 Avenue of the Americas, New York, NY 10036, Telephone No.: (212) 554-1234.